INITIAL CAPITAL AGREEMENT


                                                                  April 18, 2005


Board of Trustees of
The Destination Funds
Three Ygnacio Center
2001 North Main Street, Suite 270
Walnut Creek, California 94597



Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the Destination Select Equity Fund, a series of The Destination Funds, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                             Very truly yours,

                                             YCMNET Advisors, Inc.

                                             By:   /s/ Michael A. Yoshikami
                                                 -------------------------------





Confirmed and Accepted:

THE DESTINATION FUNDS

By:    /s/ Michael A. Yoshikami
    ---------------------------------